Exhibit 10.3

AMENDED AND RESTATED

GUARANTY

by

SEACOR MARINE HOLDINGS INC.

in favor of

MOUNTAIN SUPPLY LLC,

as Security Trustee

September 8, 2023

AMENDED AND RESTATED GUARANTY

This AMENDED AND RESTATED GUARANTY (this “Guaranty”), dated as of September 8, 2023, is made by SEACOR MARINE HOLDINGS INC., a corporation incorporated and existing under the laws of the State of Delaware (the “Parent Guarantor”), in favor of MOUNTAIN SUPPLY LLC, as security trustee (the “Security Trustee”) for the Creditors under the Credit Agreement referred to in Recital (A) below. This Guaranty amends and restates that certain Guaranty dated as of June 16, 2023 (the “Original Guaranty”) by the Parent Guarantor in favor of the Security Trustee in its entirety.

WITNESSETH THAT:

WHEREAS:

A. Pursuant to the credit agreement dated as of June 16, 2023 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) made by and among (i) SEACOR Alps LLC, SEACOR Andes LLC and SEACOR Atlas LLC, each, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Borrowers”), as joint and several borrowers, (ii) the Parent Guarantor and SEACOR Marine Alpine LLC, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 thereto, as lenders (together with any assignee pursuant to the terms of Section 10 thereof, the “Lenders”, and each separately, a “Lender”), and (iv) Mountain Supply LLC, as facility agent for the Creditors (in such capacity, the “Facility Agent”), as security trustee for the Creditors (in such capacity, the “Security Trustee”), the Lenders have provided to the Borrowers a senior secured term loan facility in the aggregate amount of up to $28,000,000 (the “Loan”).

B. Pursuant to the Original Guaranty, the Parent Guarantor agreed to guaranty the payment and performance of the Obligations.

C. The Parent Guarantor has requested that the Security Trustee amend and restate the Original Guaranty to, among other things, amend certain financial covenants, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which the Parent Guarantor hereby acknowledges, the Parent Guarantor hereby agrees as follows:

1.	DEFINITIONS

1.1 Specific Definitions. In this Guaranty, unless the context otherwise requires:

“Acceptable Accounting Firm” means (i) Grant Thornton LLP and any other “big four” accounting firm or (ii) such other independent certified public accountants of recognized national standing selected by the Parent Guarantor, and reasonably satisfactory to the Facility Agent.

“Capitalized Lease Obligations” means, with respect to a Person, all obligations on account of principal of such Person as lessee under capitalized leases that are properly classified as a liability on a balance sheet in accordance with GAAP.

“Cash Equivalents” means any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three (3) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three (3) months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash and Cash Equivalents” means, on any date of determination, the sum of (a) cash and (b) Cash Equivalents, in each case that are held by the Parent Guarantor and its Subsidiaries on a consolidated basis free and clear of all Liens (other than Liens pursuant to the Transaction Documents and any statutory Liens in favor of a bank (including rights of set-off) incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts.

“Consolidated EBITDA” means, for any accounting period, the consolidated net income of the Parent Guarantor and its Subsidiaries on a consolidated basis for that accounting period:

(a)	plus, to the extent reducing consolidated net income, the sum, without duplication, of:

(i)	provisions for all federal, state, local and foreign income taxes and any tax distributions;

(ii)	Consolidated Net Interest Expense;

(iii)

Any net after tax extraordinary, nonrecurring or unusual loss, expense or charge (less all fees and expenses relating thereto) including without limitation any severance, relocation, office or facility closure or other restructuring charge or restructuring expense, in an aggregate amount not to exceed $8,000,000 while the Loan is outstanding and $4,000,000 in a single fiscal year; and

(iv)

depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses;

(b)

minus, to the extent added in computing the consolidated net income of the Parent Guarantor for that accounting period, any non-cash income or non-cash gains (excluding any such non cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Consolidated Net Income” means, for any period, the consolidated net after tax income of the Parent Guarantor and its Subsidiaries for such period determined in accordance with GAAP.

“Consolidated Net Interest Expense” means the aggregate of all interest payments in respect of outstanding Indebtedness thereof that are due from the Parent Guarantor and its Subsidiaries on a consolidated basis during the relevant accounting period, determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Parent Guarantor.

“Debt-to-Capitalization Ratio” means the ratio of (a) Net Interest-Bearing Debt to (b) Total Capital.

“DPA Obligations” means the obligations of the Parent Guarantor and its relevant subsidiaries under those certain deferred payment agreements with respect to shipbuilding contracts and guarantees thereof, in each case set forth on Schedule 1 attached hereto.

“Existing Unsecured Convertible Notes” means the 4.25% Convertible Senior Notes due 2026 issued by the Parent Guarantor pursuant to an exchange agreement dated October 5, 2022, as the same may be amended, modified or supplemented from time to time, in an aggregate principal amount of $35,000,000.

“Existing Unsecured Guaranteed Notes” means the 8.0% / 9.5% Senior PIK Toggle Notes due 2026 issued by the Parent Guarantor pursuant to an exchange agreement dated October 5, 2022, as the same may be amended, modified or supplemented from time to time, in an aggregate principal amount of $90,000,000.

“Equity Ratio” means the ratio of (a) Total Equity to (b) Total Assets.

“Financial Covenants” means the covenants set forth in Section 4(a)(xiv), Section 4(a)(xv) and Section 4(a)(xvi) of this Guaranty.

“Net Interest-Bearing Debt” means, on any date of determination, the total amount of Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis outstanding on such date minus the aggregate amount of Indebtedness under all Warehouse Financing Facilities and the DPA Obligations, minus cash and cash equivalents of the Parent Guarantor and its Subsidiaries on a consolidated basis.

“Net Leverage Ratio” means, as of any date of determination, the ratio of Net Interest-Bearing Debt on such date to Consolidated EBITDA for the preceding consecutive four fiscal periods for which a Compliance Certificate was required to be delivered.

“Other Unsecured Indebtedness” means, with respect to the Parent Guarantor and its Subsidiaries, unsecured Indebtedness, excluding the Existing Unsecured Convertible Notes, Existing Unsecured Guaranteed Notes, Intercompany Debt, and Capitalized Lease Obligations.

“Restricted Payment” means, with respect to the Parent Guarantor, (i) any dividend or distribution (whether in cash or in kind) on account of its Equity Interests, or (ii) any purchase, repurchase, redemption, retirement or other acquisition for value of any of its Equity Interests (excluding, for the avoidance of doubt, the Existing Unsecured Convertible Notes prior to conversion or in connection with conversion) other than (x) in respect of tax withholding or net settlements of Equity Interests with directors, employees or consultants in accordance with the Parent Guarantor’s equity incentive plans and (y) in respect of tax withholding or the payment of the exercise price of warrants exercisable into the Parent Guarantor’s common shares in accordance with the terms of such warrants.

“Restricted Payment Certificate” means a certificate signed by the chief financial officer (or equivalent) of the Parent Guarantor certifying compliance with Section 4(b)(vi) of this Guaranty, in substantially the form attached hereto as Exhibit A or such other form approved by the Majority Lenders.

“Total Assets” means, as of any date of determination, the total consolidated assets of the Parent Guarantor and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Parent Guarantor and its Subsidiaries.

“Total Capital” means the sum of the liabilities (other than Indebtedness under all Warehouse Financing Facilities and the DPA Obligations) and shareholders’ equity of the Parent Guarantor and its Subsidiaries on a consolidated basis, in each case determined in accordance with GAAP.

“Total Equity” means, with respect to any Person, as of any date of determination, the sum of all shareholder equity of the Parent Guarantor and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Warehouse Financing Facilities” means financings of special purpose vehicles, directly or indirectly wholly-owned by the Parent Guarantor or otherwise consolidated in the financial statements of the Parent Guarantor in accordance with GAAP, that are non-recourse to the Parent Guarantor.

1.2 Defined Expressions. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein, including in the preamble and recitals hereof.

2.	GUARANTY

(a)	The Parent Guarantor hereby unconditionally and irrevocably:

(i) guarantees to the Security Trustee for the account of the Creditors, as a primary obligor and not merely as a surety, punctual payment and performance by the Borrowers of all their respective payment and performance obligations under the Transaction Documents;

(ii) undertakes with the Security Trustee on behalf of the Creditors that whenever any of the Borrowers does not pay any amount (whether for principal, interest, fees, expenses or otherwise) when due (whether at stated maturity, by acceleration or otherwise) under or in connection with any Transaction Document, the Parent Guarantor shall immediately on demand pay that amount as if it were the primary obligor; and

(iii) agrees with the Security Trustee on behalf of the Creditors that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Creditor immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due. The amount payable by such Parent Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guaranty if the amount claimed had been recoverable on the basis of a guarantee (all obligations referred to in clauses (i) through (iii) above are herein referred to as the “Obligations”).

(b) This Guaranty is a guaranty of payment and not of collection and the Parent Guarantor expressly agrees that it shall not be necessary or required that any of the Creditors exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrowers or any other Person before or as a condition to the obligations of the Parent Guarantor hereunder. This Guaranty is a primary obligation of the Parent Guarantor and shall be an absolute, unconditional, present, and continuing obligation and shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction, or defense based on any claim the Parent Guarantor or any other person may have against the Borrowers or any other person, and shall not be released, discharged or affected by any circumstance whatsoever, including without limitation: (a) the unenforceability, invalidity, irregularity or lack of genuineness of the Credit Agreement, the Note, any other Transaction Document or any of the obligations under the Credit Agreement, the Note and the other Transaction Documents; (b) any amendment, modification, termination, or removal of, or addition or supplement to, the Credit Agreement, the Note or any other Transaction Document, or any change in time, manner, or place of payment or performance of any Obligation; (c) any assignment, mortgage, release, exchange, addition, or transfer of any Collateral; (d) any failure, refusal, omission or delay on the part of the Borrowers or any other Person to conform or comply with any term of the Credit Agreement, the Note or any other Transaction Document or any other agreement; (e) any waiver, consent, extension, indulgence, surrender, settlement, subordination, release, compromise, or other agreement, or the exercise or non-exercise of any right or remedy thereunder, with or without consideration; (f) the occurrence and/or continuance of any bankruptcy, insolvency, reorganization, liquidation, arrangement, adjustment of debt, relief of debtors, dissolution, or similar proceeding with respect to the Borrowers, or any other Person, including without limitation any modification of the Borrowers’ obligations under the Credit Agreement, the Note or any other Transaction Document in connection with any such proceeding; (g) any defect in the title, condition, compliance with specifications, design, operation, or fitness for use of, or any damage to or loss of, or governmental prohibition or restriction, condemnation, requisition, or seizure of, any Collateral for any reason; (h) any merger, consolidation, restructuring, termination of existence, sale of assets, or change in the ownership of any membership interests or shares of capital stock of either of the Borrowers or the Parent Guarantor; (i) any present or future law, regulation, or order in any jurisdiction (whether of right or in fact) or any agency thereof affecting any term of any Obligation or any rights of any of the Creditors with respect thereto, including, without limitation, any law, regulation or order purporting to vary the terms of payment or to restrict the right or power of the Borrowers or of the Parent Guarantor to make payment of its Obligations to the Creditors; or (j) any other circumstances whatsoever which might otherwise constitute a defense available to, or a discharge of, the Borrowers or the Parent Guarantor.

3.	REPRESENTATIONS AND WARRANTIES

(a) The Parent Guarantor hereby makes all of the representations and warranties expressly applicable to the Parent Guarantor set forth in Section 2 of the Credit Agreement as if they were set forth in this Guaranty.

4.	COVENANTS

(a) The Parent Guarantor hereby covenants and undertakes with the Security Trustee on behalf of the Creditors that from the date hereof and so long as any principal, interest or other monies are owing by the Borrowers under or in connection with the Credit Agreement, the Note, the other Transaction Documents, or any of them, it will:

(i) duly perform and observe the terms of this Guaranty;

(ii) obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its obligations under this Guaranty and, if this Guaranty shall, in the reasonable opinion of the Creditors, at any time be deemed by the Creditors for any reason insufficient in whole or in part to carry out the purposes of this Guaranty hereof, it will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the Creditors may be required in order to accomplish the purposes of this Guaranty;

(iii) promptly upon any Responsible Officer of the Parent Guarantor obtaining actual knowledge thereof, inform the Facility Agent of the occurrence of (a) any Default or Event of Default, (b) any litigation, arbitration or governmental proceeding pending or threatened in writing against it not previously disclosed to the Lenders or any development in respect of a previously disclosed litigation, arbitration or governmental proceeding, which if adversely determined could reasonably be expected to have a Material Adverse Effect, including but not limited to, in respect of any Environmental Claim or any judgment entered against it and (c) any other event or condition which is reasonably likely to have a Material Adverse Effect;

(iv) deliver to the Facility Agent:

(1) as soon as available but not later than one hundred twenty (120) days after the end of each fiscal year of the Parent Guarantor ending after the Effective Date, complete copies of the consolidated financial reports of the Parent Guarantor (together with a calculation of Cash and Cash Equivalents and a Compliance Certificate), all in reasonable detail, which shall include at least the consolidated balance sheet of the Parent Guarantor as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by an Acceptable Accounting Firm;

(2) as soon as available but not later than sixty (60) days after the end of each of the first three full quarters of each fiscal year of the Parent Guarantor ending after the Effective Date, a quarterly interim consolidated balance sheet of the Parent Guarantor (together with a Compliance Certificate), and the related consolidated profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but accompanied by the certification of the chief executive officer, chief financial officer or controller of the Parent Guarantor that such financial statements fairly present the financial condition of Parent Guarantor as at the dates indicated, subject to changes resulting from audit and normal year-end adjustments;

(3) as soon as they become available, but in any event prior to each fiscal year beginning after the Effective Date, the consolidated budget including the annual cash flow projections of the Parent Guarantor;

(4) such other information and data with respect to Parent Guarantor or any of its Subsidiaries as from time to time may be reasonably requested by the Facility Agent or any Lender;

(5) upon the request of the Facility Agent, such other information and data with respect to Parent Guarantor or any of its Subsidiaries as from time to time delivered to the lenders under the SMFHI Credit Agreement; and

provided that any delivery requirement under this Section 4(a)(iv) shall be deemed satisfied by the posting of such information, materials or reports as applicable on EDGAR or any successor website maintained by the SEC;

(v) except as otherwise permitted by the Credit Agreement or hereunder, do or cause to be done all things necessary to preserve and keep its separate identity and existence under the laws of its jurisdiction of incorporation and all licenses, franchises, permits and assets necessary to the conduct of its business;

(vi) at all times keep proper books of record and account into which full and correct entries shall be made in accordance with GAAP;

(vii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto;

(viii) allow, upon ten (10) Banking Days’ notice from the Facility Agent, any representative or representatives designated by the Facility Agent, subject to applicable laws and regulations, at normal business hours, to visit and inspect any of its properties, and, on request and subject to customary confidentiality arrangements, to examine its books of account, records, reports, agreements and other papers and to discuss its affairs, finances and accounts with its officers; provided that (i) the Facility Agent shall only be allowed to conduct one such inspection per calendar year prior to the occurrence of an Event of Default and an unlimited amount of inspections during the continuance of an Event of Default; and (ii), the foregoing inspections by the Facility Agent shall not unreasonably interfere with the conduct of the Parent Guarantor’s or any of its Subsidiary’s business (unless, with respect to Transaction Parties only, an Event of Default has occurred and is continuing);

(ix) except where failure to comply would not alone or in the aggregate result in a Material Adverse Effect, do or cause to be done, all things necessary to materially comply with all contracts or agreements to which it is a party, and all laws, and the rules and regulations thereunder, applicable to it, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(x) promptly upon the occurrence of any of the following conditions, provide to the Facility Agent notice thereof, specifying in reasonable detail the nature of such condition: (a) its receipt of any written communication that alleges that it is not in compliance with any applicable Environmental Law or Environmental Approval, if such failure to comply would reasonably be expected to have a Material Adverse Effect, (b) any Environmental Claim pending or threatened against it, which would reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any Material of Environmental Concern that would reasonably be expect to form the basis of any Environmental Claim against it, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect. Upon the written request by the Facility Agent, it will submit to the Facility Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection 4(a)(x);

(xi) forthwith upon learning of the existence or occurrence of any ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding that, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred, or which could reasonably be expected to exist or occur, could reasonably be expected to result in a liability to the Parent Guarantor in the aggregate in excess of $5,000,000, furnish or cause to be furnished to the Facility Agent written notice thereof;

(xii) provide all documentation reasonably requested by Lenders in connection with their know your customer requirements;

(xiii) remain, and instruct each other Credit Party, any Vessel Manager who is a Transaction Party and any Related Party thereof to remain, in compliance with applicable Sanctions Laws and Anti-Money Laundering Laws;

(xiv) at all times maintain a minimum balance of Cash and Cash Equivalents equal to the greater of (i) Twenty Million Dollars ($20,000,000) and (ii) 7.5% of Net Interest-Bearing Debt;

(xv) maintain as of the last day of each fiscal quarter of the Parent Guarantor an Equity Ratio of not less than 35%; and

(xvi) maintain as of the last day of each fiscal quarter a Debt-to-Capitalization Ratio of not more than 65%.

(b) The Parent Guarantor hereby covenants and undertakes with the Security Trustee on behalf of the Creditors that, from the date hereof and so long as any principal, interest or other monies are owing by any of the Credit Parties under or in connection with the Credit Agreement, the Note, the other Transaction Documents or any of them, it will not, without the prior written consent of the Security Trustee on behalf of the Creditors other than as expressly permitted by the terms of the Credit Agreement and the other Security Documents:

(i) create, assume or permit to exist, or permit any of its Subsidiaries to create, assume or permit to exist, any Lien (other than Permitted Liens) upon any property or assets of such Subsidiary that are subject to a Lien pursuant to the Security Documents;

(ii) make any new Investment in any Person which is not a Subsidiary of the Parent Guarantor and which is not consolidated on the balance sheet of the Parent Guarantor if, before or after giving effect to such Investment: (A) there shall have occurred an Event of Default described in sub- sections (a) and (i) of Section 8.1 of the Credit Agreement that is continuing, or (B) the Parent Guarantor shall not be in compliance with the Financial Covenants;

(iii) ensure that the aggregate amount of all Capitalized Lease Obligations incurred by the Parent Guarantor and its Subsidiaries shall not exceed $50,000,000 less the aggregate amount of Other Unsecured Indebtedness;

(iv) enter into any transaction with an Affiliate, other than on an arms-length basis other than transactions for its benefit; provided, that the foregoing restriction shall not apply to (i) any transaction between or among the Parent Guarantor and any other Credit Party; (ii) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Parent Guarantor and its Subsidiaries; (iii) compensation arrangements for officers and other employees of the Parent Guarantor and its Subsidiaries entered into in the ordinary course of business; (iv) transactions expressly permitted by the Credit Agreement, including but not limited to pursuant to Section 9.2(c) thereof;

(v) materially change the nature of its business or commence any business materially different from its current business;

(vi) change its name or principal place of business unless the Facility Agent shall have received five (5) Banking Days’ prior written notice of such change;

(vii) make any Restricted Payment unless:

(1) such Restricted Payment is made after (1) the 18-month anniversary of September 14, 2023 and (2) the Existing Unsecured Convertible Notes and the Existing Unsecured Guaranteed Notes have been paid in full or are otherwise refinanced; and

(2) both immediately before and after (on a proforma basis) giving effect to such Restricted Payment, (1) there shall not have occurred an Event of Default that is continuing, (2) the Net Leverage Ratio is not greater than 2.5:1.0, (3) the total amount of Restricted Payments (including the proposed Restricted Payment) in a single fiscal year does not exceed 50% of Consolidated Net Income for the most recent fiscal year for which a Compliance Certificate was required to be delivered, and (4) the Borrower and the Parent Guarantor are in compliance with the covenants set forth in the Loan Documents (including the Financial Covenants; and

(3) no later than five (5) Banking Days prior to the proposed Restricted Payment, the Parent Guarantor delivers a Restricted Payment Certificate;

(viii) consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it or enter into any demerger, amalgamation, consolidation or corporate reconstruction or restructuring, excluding any transaction where the Parent Guarantor is the surviving entity;

(ix) change its fiscal year (other than as may be required to conform to GAAP);

(x) sell, assign, transfer, pledge or otherwise convey or dispose of any of its shares of or interest in any of the other Credit Parties or allow any other Credit Party to do the same;

(xi) create, incur, issue, or otherwise become directly or indirectly liable for any Indebtedness, unless both before and after giving effect thereto (1) no Event of Default described in sub-sections (a) and (i) of Section 8.1 of the Credit Agreement shall have occurred and be continuing and (2) the Parent Guarantor shall be in compliance with the Financial Covenants; provided, that the foregoing restriction shall not apply to Indebtedness incurred in the ordinary course of business, including Indebtedness in respect of or arising from (A) non-speculative interest rate hedges and foreign exchange transactions, (B) letters of credit or similar instruments, or (C) contracts entered into with respect to the chartering of vessels or the acquisition of equipment (other than any vessel);

(xii) (1) engage in a trade or financial transaction or other dealing with any individual, entity or Sanctioned Country that would violate Sanctions Laws; or (2) use any proceeds from the Loan, directly or, to its knowledge, indirectly, (A) to fund any trade or business involving any Blocked Person (except to the extent licensed or approved by OFAC or other applicable Governmental Authority), or (B) for the purpose of engaging in any activities that would result in a violation of Sanctions Laws or Anti-Money Laundering Laws by any Credit Party;

(xiii) allow any Change of Control to occur under paragraphs (a) or (b) of the defined term “Change of Control”; and

(xiv) create, assume or permit to exist, any Lien on any of the Equity Interests of any Credit Party without the consent of the Lenders.

5.	PAYMENTS

5.1 Payment. (a) All payments by the Parent Guarantor under this Guaranty shall be made in the same manner as the Borrowers are required to make payments under the Credit Agreement as specifically set forth therein.

(a) On all sum or sums for which the Parent Guarantor is liable hereunder interest shall be due at the Default Rate specified in Section 6 in the Credit Agreement from the due date thereof under the Credit Agreement until the date of payment of such amount by the Parent Guarantor.

5.2 Taxes; Withholdings. Should the Parent Guarantor be compelled by law, regulation, decree, order or stipulation to make any deduction or withholding on account of any present or future taxes (including, without limitation, property, sales, use, consumption, franchise, capital, occupational, license, value added, excise, stamp, levies and imposts taxes and customs and other duties), assessments, fees (including, without limitation, documentation, license, filing and registration fees), deductions, withholdings and charges, of any kind or nature whatsoever, together with any penalties, fines, additions to tax or interest thereon, however imposed, withheld, levied, or assessed by any country or governmental subdivision thereof or therein, any international authority or any other taxing authority (“Taxes”) from any payment due under this Guaranty for the account of the Creditors, the sum due from the Parent Guarantor in respect of such payment shall be increased by such additional amounts necessary to ensure that, after the making of such deduction or withholding with respect to Taxes, each of the Creditors receives a net sum equal to the sum which it would have received had no such deduction or withholding with respect to Taxes been made and the Parent Guarantor shall indemnify each of the Creditors against any losses or costs incurred by it by reason of any failure of the Parent Guarantor to make any such deduction or withholding or by reason of any such additional payment not being made to the relevant Creditor on the due date for such payment. The Parent Guarantor will deliver to the relevant Creditor evidence satisfactory to such Creditor including all relevant tax receipts that such Tax has been duly remitted to the appropriate authority. Notwithstanding the preceding sentence, the Parent Guarantor shall not be required to pay additional amounts or otherwise indemnify any Creditor for or on account of:

(i) Taxes based on or measured by the overall net income of any Creditor or Taxes in the nature of franchise taxes or taxes for the privilege of doing business imposed by any jurisdiction or any political subdivision or taxing authority therein unless such are imposed as a result of the activities of the Credit Parties within the relevant taxing jurisdiction; or

(ii) Taxes imposed by any jurisdiction or any political subdivision or taxing authority therein on such Creditor that would not have been imposed but for such Creditor’s being organized in or conducting business in or maintaining a place of business in the relevant taxing jurisdiction, or engaging in activities or transactions in the relevant taxing jurisdiction that are unrelated to the transactions contemplated by the Credit Agreement, but only to the extent such Taxes are not imposed as a result of the activities of the Credit Parties within the relevant taxing jurisdiction or the legal status of the Credit Parties under the laws of the taxing jurisdiction.

5.3 Delivery of Tax Forms. Section 7.4 of the Credit Agreement (Delivery of Tax Forms) is incorporated herein by reference with necessary changes to substitute the Parent Guarantor for the Borrowers.

5.4 FATCA Information; FATCA Withholding. Sections 7.5 and 7.6 of the Credit Agreement (FATCA Information) and (FATCA Withholding), respectively, are incorporated herein by reference with necessary changes to substitute the Parent Guarantor for the Borrowers.

6.	PRESERVATION OF RIGHTS

(a) The Parent Guarantor hereby consents that from time to time, without notice to or further consent of the Parent Guarantor, the time for the performance and/or observance by the Borrowers, or any of them, of any of the agreements, covenants or conditions in the Credit Agreement, the Note or the other Transaction Document, or any of them, on the part of the Borrowers, or any of them, to be performed and/or observed may be waived or the time of performance thereof extended by any of the Creditors and payment of any sums owing or payable under any such document may be extended or any such document may be renewed in whole or in part or modified in any respect or any collateral or arrangement provided for by any such document as security for any obligation contemplated by any such document may be exchanged, surrendered, released or otherwise dealt with as the Creditors may determine, that the time for the making of any payment of any obligation hereby guaranteed may be accelerated in accordance with any agreement between any of the Creditors and the Borrowers, or any of them, and that any of the acts mentioned in any of said documents may be done and that any document or security therefor may be released in whole or in part without affecting the obligations of the Parent Guarantor hereunder.

(b) The Parent Guarantor hereby waives, to the extent permitted by applicable law: (i) any notice required by law or otherwise to preserve any rights hereunder or under the Credit Agreement, the Note or any other Transaction Document against the Parent Guarantor or against the Borrowers, or any of them, including without limitation: (A) acceptance, presentment, demand, protest, or proof of nonperformance of any Obligation, (B) notice of the sale of any Collateral or the transfer the Credit Parties, or any of them, of any interest in any Collateral or the Credit Agreement, the Note or any other Transaction Document, (C) notice of the acceptance of this Guaranty and of any change in any of the Credit Parties’ financial condition, (D) notices of the creation, renewal, extension, or accrual of any Obligation or any of the matters referred to in Section 2 hereof, or any notice of or proof of reliance by any of the Creditors upon this Guaranty or acceptance of this Guaranty (the Obligations, and any of them, shall conclusively be deemed to have been created, contracted, incurred or renewed, extended, amended or waived in reliance upon this Guaranty and all dealings between the Credit Parties or the Parent Guarantor and the Creditors shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty), and (E) notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights of any of the Creditors against the Parent Guarantor; (ii) the prior exercise of any remedy contained in the Credit Agreement, the Note or any other Transaction Document or otherwise available to the Creditors; (iii) any requirement of diligence on the part of any Person including without limitation diligence in making any claim or commencing suit hereon or on the Credit Agreement, the Note or any other Transaction Document, and any requirement to mitigate damages or exhaust remedies under the Credit Agreement, the Note or any other Transaction Document; (iv) the right to interpose all substantive and procedural defense of the law of guaranty, indemnification, suretyship, or other applicable law except the defense of prior payment or prior performance by any of the Credit Parties or the Parent Guarantor of the Obligations; (v) all rights and remedies accorded by applicable laws to guarantors or sureties, including any extension of time conferred by any law now or hereafter in effect; (vi) any right or claim of right to cause a marshaling of any of the Credit Parties’ assets or to cause any of the Creditors to proceed against any of the Credit Parties or any collateral held by any of the Creditors at any time or in any particular order; (vii) rights to the enforcement, assertion, or exercise by any of the Creditors of any right, power, privilege, or remedy conferred herein or in the Credit Agreement, the Note or any other Transaction Document or otherwise; (viii) notices of the sale, transfer or other disposition of any right, title to, or interest in the Credit Agreement, the Note or any other Transaction Document; and (ix) any other right whatsoever which might otherwise constitute a discharge, release, or defense of the Parent Guarantor hereunder or of any of the Credit Parties under the Credit Agreement, the Note or any other Transaction Document or which might otherwise limit recourse against the other Credit Parties. No failure to exercise and no delay in exercising, on the part of any of the Creditors, any right, power, or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof, or the exercise of any other power or right. The obligations of the Parent Guarantor hereunder shall not be affected by receipt by any of the Creditors of any proceeds of any security at any time held by any of the Creditors. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(c) The Parent Guarantor agrees that so long as any of the Credit Parties remains under any actual or contingent liability under the Credit Agreement, the Note and the other Transaction Documents any rights which the Parent Guarantor may at any time have by reason of the performance by the Parent Guarantor of its obligations hereunder (i) to be indemnified by any of the Credit Parties and/or (ii) to claim any contribution from the Borrowers or any other guarantor of the Borrowers’ obligations under the Credit Agreement, the Note or the other Transaction Documents and/or (iii) to take the benefit (in whole or in part) of any security taken pursuant to this Guaranty or the Credit Agreement, the Note or any other Transaction Documents by, all or any of the persons to whom the benefit of the Parent Guarantor’s obligations are given, shall be exercised by the Parent Guarantor in such manner and upon such terms as the Creditors may require and further agrees to hold any monies at any time received by it as a result of the exercise of any such rights or otherwise for and on behalf of and to the order of the Creditors for application in or towards payment of any sums at any time owed by the Credit Parties under the Credit Agreement, the Note or the other Transaction Documents.

(d) The Parent Guarantor further agrees that its liabilities hereunder shall be unconditional irrespective of any other circumstance which might otherwise constitute a discharge at law or in equity of a guarantor or surety. The Parent Guarantor further guarantees that all payments made by the Borrowers, the Parent Guarantor or any of them, to any of the Creditors on any obligation hereby guaranteed will, when made, be final and agrees that, if any such payment is recovered from, or repaid by, any of the Creditors in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against the Borrowers, the Parent Guarantor or any of them, this Guaranty shall continue to be fully applicable to such obligation to the same extent as though the payment so recovered or repaid had never been originally made on such obligation.

(e) The Creditors may enforce the obligations of the Parent Guarantor hereunder without in any way first pursuing or exhausting any other rights or remedies which the Creditors may have against any of the other Credit Parties, or against any other person, firm or corporation, or against any security any of the Creditors may hold.

(f) The Parent Guarantor hereby irrevocably waives all rights of subrogation (whether contractual, under Section 509 of Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (herein called the “Bankruptcy Code”), under common law, or otherwise) to the claims of any of the Creditors against the Credit Parties, or any of them, and all contractual, statutory or common law rights of contribution, reimbursement, indemnification and similar rights and “claims” (as such term is defined in the Bankruptcy Code) against the Credit Parties, or any of them, which arise in connection with, or as a result of, this Guaranty, until such time as the obligations of the Credit Parties under or in connection with the Credit Agreement, the Note and the other Transaction Documents have been indefeasibly paid in full.

(g) The Parent Guarantor shall not assign, transfer, hypothecate or dispose of any claim that it has or may have against the Credit Parties, or any of them, while any indebtedness of the Credit Parties to any of the Creditors remains unpaid, without the written consent of the Creditors.

(h) Any delay in or failure to exercise any right or remedy of any of the Creditors shall not be deemed a waiver of any obligation of the Parent Guarantor or right of any of the Creditors. This Guaranty may be modified, and the Creditors’ rights hereunder waived, only by an agreement in writing signed by the Creditors.

(i) Notice of acceptance by the Creditors of this Guaranty and of the incurring of any or all of the obligations hereby guaranteed is hereby waived by the Parent Guarantor, and this Guaranty and all of the terms and provisions hereof shall immediately be binding upon the Parent Guarantor from the date of execution hereof.

7.	BENEFIT OF GUARANTY; ASSIGNMENT

This Guaranty shall inure to the benefit of the Creditors, their successors and assigns, and shall bind the successors and assigns of the Parent Guarantor.

8.	WAIVER OF JURY TRIAL; GOVERNING LAW; JURISDICTION

EACH OF THE PARENT GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, THE SECURITY TRUSTEE AND EACH OF THE OTHER CREDITORS, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY.

TO THE EXTENT THAT THE PARENT GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE PARENT GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

THIS GUARANTY AND ALL RIGHTS, OBLIGATIONS AND LIABILITIES ARISING HEREUNDER SHALL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK.

Unless the context otherwise requires, all terms used herein which are defined in the New York Uniform Commercial Code shall have the meanings therein stated.

Any legal action or proceeding against the Parent Guarantor with respect to this Guaranty or the obligations guaranteed hereby may be brought in the courts of the State of New York, United States of America, the United States Federal Courts in such State, or in the courts of any other appropriate jurisdiction, as the Creditors may elect, and the Parent Guarantor hereby irrevocably submits to the jurisdiction of such courts for the purpose of any such action or proceeding. The Parent Guarantor hereby agrees that service of process in any such action or proceeding brought in New York may be made upon it by serving a copy of the summons and other legal process in any such action or proceeding on the Parent Guarantor by mailing or delivering the same by hand to the Parent Guarantor at the address indicated for notices in Section 9 hereof. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Parent Guarantor as such, and shall be legal and binding by the Parent Guarantor for all the purposes of any such action or proceeding. In the event that the Parent Guarantor shall not be conveniently available for such service, the Parent Guarantor hereby irrevocably appoints Farkouh, Furman & Faccio, LLP, 460 Park Avenue, New York, NY 10022, Attention: Fred Farkouh as its agent for service of process in respect of the proceeding before such courts (and agrees that service on such agent shall be deemed personal service).

9.	NOTICES

Notices and other communications hereunder shall be delivered in accordance with Section 16.1 of the Credit Agreement.

10.	HEADINGS

In this Guaranty, Section headings are inserted for convenience of reference only and shall be ignored in the interpretation hereof.

11.	INCORPORATION BY REFERENCE.

The provisions of Section 17.7 (Entire Agreement; Amendments) of the Credit Agreement are hereby incorporated herein by reference and shall apply to this Agreement mutatis mutandis as if fully set forth herein.

12.	AMENDMENT AND RESTATEMENT.

Each of the parties hereto hereby acknowledges and agrees that (i) this Guaranty represents, among other things, an amendment, restatement, renewal, extension, consolidation and modification of the Original Guaranty given in connection with the Credit Agreement; (ii) this Guaranty shall evidence and secure, without interruption or impairment of any kind, all obligations of the Guarantor under the Original Guaranty as so amended, restated, restructured, renewed, extended, consolidated and modified hereunder; (iii) this Guaranty is intended to restructure, restate, renew, extend, consolidate, amend, modify and continue the Original Guaranty and (iv) this Guaranty does not constitute a novation of any obligations or liabilities incurred in the Original Guaranty.

[Signature Page Follows]

IN WITNESS WHEREOF, this Guaranty has been duly executed by the Parent Guarantor as of the date first set forth above.

SEACOR MARINE HOLDINGS INC.

By:	/s/ Jesus Llorca
Name:	Jesus Llorca
Title:	Executive Vice President and Chief Financial Officer

Accepted and Agreed:

MOUNTAIN SUPPLY LLC, as Security Trustee
By: NORTHERN SHIPPING FUND IV LP as Sole Manager

By: NORTHERN SHIPPING FUND IV GP LLC its General Partner

By:	/s/ Sybren Hoekstra
Name:	Sybren Hoekstra
Title:	Secretary

Schedule 1

DPA Obligations

Deferred Payment Agreements:

1.

Deferred Payment Agreement dated 18 January 2018 between SEACOSCO Amazon LLC and COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. (the “SEACOSCO Amazon DPA”). The payment obligations mature on 15 March 2028 and the principal amount outstanding as of 31 August 2023 is $9,624,987.62.

2.

Payment Agreement dated 18 January 2018 between SEACOSCO Congo LLC and COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. (the “SEACOSCO Congo DPA”). The payment obligations mature on 15 March 2028 and the principal amount outstanding as of 31 August 2023 is $9,333,329.00.

3.

Deferred Payment Agreement dated 18 January 2018 between SEACOSCO Danube LLC and COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. (the “SEACOSCO Danube DPA”). The payment obligations mature on 20 February 2029 and the principal amount outstanding as of 31 August 2023 is $10,499,999.96.

4.

Deferred Payment Agreement dated 18 January 2018 between SEACOSCO Murray LLC and COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. (the “SEACOSCO Murray DPA”). The payment obligations mature on 21 May 2028 and the principal amount outstanding as of 31 August 2023 is $9,625,000.00.

5.

Deferred Payment Agreement dated 18 January 2018 between SEACOSCO Nile LLC and COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. (the “SEACOSCO Nile DPA”). The payment obligations mature on 15 March 2028 and the principal amount outstanding as of 31 August 2023 is $9,041,666.61.

6.

Deferred Payment Agreement dated 18 January 2018 between SEACOSCO Ohio LLC and COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. (the “SEACOSCO Ohio DPA”). The payment obligations mature on 15 March 2028 and the principal amount outstanding as of 31 August 2023 is $6,851,250.00.

7.

Deferred Payment Agreement dated 18 January 2018 between SEACOSCO Parana LLC and COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. (the “SEACOSCO Parana DPA”). The payment obligations mature on 15 March 2028 and the principal amount outstanding as of 31 August 2023 is $9,624,999.99.

8.

Deferred Payment Agreement dated 18 January 2018 between SEACOSCO Yangtze LLC and COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. (the “SEACOSCO Yangtze DPA”). The payment obligations mature on 15 March 2028 and the principal amount outstanding as of 31 August 2023 is $6,851,250.00.

Deferred Payment Agreement Parent Guarantees:

1.

Parent Guarantee dated 31 May 2020 entered into by the Parent Guarantor in favor of COSCO Shipping Heavy Industry (Guangdong) Co., Ltd., pursuant to which the Parent Guarantor shall guarantee certain of the obligations of SEACOSCO Amazon LLC in connection with the SEACOSCO Amazon DPA.

2.

Parent Guarantee dated 31 May 2020 entered into by the Parent Guarantor in favor of COSCO Shipping Heavy Industry (Guangdong) Co., Ltd., pursuant to which the Parent Guarantor shall guarantee certain of the obligations of SEACOSCO Congo LLC in connection with the SEACOSCO Congo DPA.

3.

Parent Guarantee dated 31 May 2020 entered into by the Parent Guarantor in favor of COSCO Shipping Heavy Industry (Guangdong) Co., Ltd., pursuant to which the Parent Guarantor shall guarantee certain of the obligations of SEACOSCO Danube LLC in connection with the SEACOSCO Danube DPA.

4.

Parent Guarantee dated 31 May 2020 entered into by the Parent Guarantor in favor of COSCO Shipping Heavy Industry (Guangdong) Co., Ltd., pursuant to which the Parent Guarantor shall guarantee certain of the obligations of SEACOSCO Murray LLC in connection with the SEACOSCO Murray DPA,.

5.

Parent Guarantee dated 31 May 2020 entered into by the Parent Guarantor in favor of COSCO Shipping Heavy Industry (Guangdong) Co., Ltd., pursuant to which the Parent Guarantor shall guarantee certain of the obligations of SEACOSCO Nile LLC in connection with the SEACOSCO Nile DPA,.

6.

Parent Guarantee dated 31 May 2020 entered into by the Parent Guarantor in favor of COSCO Shipping Heavy Industry (Guangdong) Co., Ltd., pursuant to which the Parent Guarantor shall guarantee certain of the obligations of SEACOSCO Ohio LLC in connection with the SEACOSCO Ohio DPA.

7.

Parent Guarantee dated 31 May 2020 entered into by the Parent Guarantor in favor of COSCO Shipping Heavy Industry (Guangdong) Co., Ltd., pursuant to which the Parent Guarantor shall guarantee certain of the obligations of SEACOSCO Parana LLC in connection with the SEACOSCO Parana DPA.

8.

Parent Guarantee dated 31 May 2020 entered into by the Parent Guarantor in favor of COSCO Shipping Heavy Industry (Guangdong) Co., Ltd., pursuant to which the Parent Guarantor shall guarantee certain of the obligations of SEACOSCO Yangtze LLC in connection with the SEACOSCO Yangtze DPA.

Deferred Payment Agreement Vessels and Owners:

1.	SEACOSCO Amazon LLC, owner of a Marshall Islands flagged vessel SEACOR Amazon (formerly SEACOSCO Amazon) with Official Number 7875.
2.	SEACOSCO Congo LLC, owner of a Marshall Islands flagged vessel SEACOR Congo (formerly SEACOSCO Congo) with Official Number 7878.
3.	SEACOSCO Danube LLC, owner of a Marshall Islands flagged vessel SEACOR Demerara (formerly SEACOSCO Danube) with Official Number 7880.
4.	SEACOSCO Murray LLC, owner of a Marshall Islands flagged vessel SEACOR Murray (formerly SEACOSCO Murray) with Official Number 7879.
5.	SEACOSCO Nile LLC, owner of a Marshall Islands flagged vessel SEACOR Nile (SEACOSCO Nile) with Official Number 7877.
6.	SEACOSCO Ohio LLC, owner of a Marshall Islands flagged vessel SEACOR Ohio (formerly SEACOSCO Ohio) with Official Number 7874.
7.	SEACOSCO Parana LLC, owner of a Marshall Islands flagged vessel SEACOR Paraná (formerly SEACOSCO Parana) with Official Number 7876.
8.	SEACOSCO Yangtze LLC, owner of a Marshall Islands flagged vessel SEACOR Yangtze (formerly SEACOSCO Yangtze) with Official Number 7873.

Exhibit A

Restricted Payment Certificate

[Attached]

RESTRICTED PAYMENT CERTIFICATE

To:	Mountain Supply LLC, as Facility Agent

From:	SEACOR Marine Holdings Inc. (the “Parent Guarantor”)

Dated: [    ]

Dear Sirs,

Reference is made to (a) that credit agreement dated as of June 16, 2023 (as may be amended, modified or supplemented from time to time, the “Credit Agreement”) by and among (1) SEACOR Alps LLC, SEACOR Andes LLC and SEACOR Atlas LLC, as joint and several Borrowers, (2) the Parent Guarantor and SEACOR Marine Alpine LLC, as Guarantors, (3) the Lenders from time to time party thereto, and (5) Mountain Supply LLC as Facility Agent and Security Trustee, and (b) that certain parent guaranty dated June 16, 2023 (as amended, modified or supplemented from time to time, the “Parent Guaranty”) made by the Parent Guarantor in favor of the Facility Agent.

This is a Restricted Payment Certificate. Terms defined in the Parent Guaranty have the same meaning when used in this Distribution Request Form unless given a different meaning in this Restricted Payment Certificate.

The Parent Guarantor intends to make the following Restricted Payment (collectively, the “Relevant Restricted Payment”) on [DATE]1:

[Describe the relevant dividend or distribution (whether in cash or in kind), or purchase, repurchase, redemption, retirement or other acquisition for value of the Parent Guarantor’s Equity Interests (excluding, for the avoidance of doubt, the Existing Unsecured Convertible Notes prior to conversion or in connection with conversion) other than (x) in respect of tax withholding or net settlements of Equity Interests with directors, employees or consultants in accordance with the Parent Guarantor’s equity incentive plans and (y) in respect of tax withholding or the payment of the exercise price of warrants exercisable into the Parent Guarantor’s common shares in accordance with the terms of such warrants.]

The undersigned hereby certifies to the Facility Agent that:

1

The 18-month anniversary of [September 14, 2023] has occurred and the Existing Unsecured Convertible Notes and the Existing Unsecured Guaranteed Notes have been paid in full or were otherwise refinanced in accordance with the requirements of the Parent Guaranty;

2	both immediately before and after (on a proforma basis) giving effect to the Relevant Restricted Payment, there shall not have occurred an Event of Default that is continuing;

3

both immediately before and after (on a proforma basis) giving effect to the Relevant Restricted Payment, the Net Leverage Ratio shall not be greater than 2.5:1.0, and attached hereto are calculations thereof in reasonable detail;

4

the total amount of Restricted Payments (including the Relevant Restricted Payment) in the current fiscal year does not exceed 50% of Consolidated Net Income for the most recent fiscal year for which a Compliance Certificate was required to be delivered, and attached hereto are calculations thereof in reasonable detail;

[1]	Payment date shall not earlier than 5 Banking Days after the date of this Certificate.

5

both immediately before and after (on a proforma basis) giving effect to the Relevant Restricted Payment, the Borrower and the Parent Guarantor are in compliance with the covenants set forth in the Loan Documents (including the Financial Covenants), and attached hereto are calculations thereof in reasonable detail.

Yours faithfully,

SEACOR MARINE HOLDINGS INC.

By:
Name:
Title:	Chief Financial Officer

Restricted Payment Calculation

Relevant Restricted Payment Date: _________________ (the “Payment Date”)

A.	Net Leverage Ratio

Prior to the Relevant Restricted Payment

	1.	Net Interest-Bearing Debt
		a) Consolidated total amount of Indebtedness[2] of the Parent Guarantor		$

		i) all indebtedness of such Person for borrowed money,		$

		ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,		$

		iii) the face amount of letters of credit or other similar instruments (including reimbursement obligations with respect thereto,		$

iv)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables

$

		v) Capitalized Lease Obligations		$

vi)   all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness

$

		vii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed;		$

		b) Minus aggregate debt of all Warehouse Financing Facilities and the DPA Obligations		$

		i) Warehouse Financing Facilities		$

		ii) DPA Obligations		$

		c) Minus all Cash and Cash Equivalents of the Parent Guarantor and Subsidiaries		$

		d) (a) through (c) equals		$

	2.	Consolidated EBITDA for the preceding consecutive four fiscal periods	$

	3.	Ratio of 1 to 2	$

		Requirement per Parent Guaranty: Not greater than 2.5:1.0		[yes]/[no]

[2]

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for current or deferred federal, state, local or other taxes, or any current trade payables.

Following the Relevant Restricted Payment

4.	Net Interest-Bearing Debt
	a) Consolidated total amount of Indebtedness[3] of the Parent Guarantor	$

	i) all indebtedness of such Person for borrowed money,	$

	ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,	$

	iii) the face amount of letters of credit or other similar instruments (including reimbursement obligations with respect thereto,	$

iv)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables

$

	v) Capitalized Lease Obligations	$

vi)   all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness

$

	vii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed;	$

	b) Minus aggregate debt of all Warehouse Financing Facilities and the DPA Obligations	$

	i) Warehouse Financing Facilities	$

	iii) DPA Obligations	$

	iv) Minus all Cash and Cash Equivalents of the Parent Guarantor and Subsidiaries	$

	v) (a) through (c) equals	$

5.	Consolidated EBITDA for the preceding consecutive four fiscal periods	$

6.	Ratio of 4 to 5	$

	Requirement per Parent Guaranty: Not greater than 2.5:1.0	[yes]/[no]

[3]

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for current or deferred federal, state, local or other taxes, or any current trade payables.

B.	Consolidated Net Income

After the Relevant Restricted Payment
	1.	Consolidated Net After Tax Income for the most recent fiscal year	$___________
	2.	50% of 1	$___________
	3.	Total Restricted Payments (including the Relevant Restricted Payment) for the current fiscal year	$___________
	4.	Requirement per Parent Guaranty: 3 does not exceed 2	[yes]/[no]

C.	Financial Covenants

A.	Section 4(a)(xiv) – Minimum Consolidated Liquidity:
Prior to the Relevant Restricted Payment
	1) All Cash and Cash Equivalents of the Parent Guarantor and Subsidiaries:	$

2) 7.5% of Net Interest Bearing Debt
	a) Consolidated total amount of Indebtedness[4] of the Parent Guarantor:	$

(without duplication)
	i) all indebtedness of such Person for borrowed money,	$

	ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,	$

	iii) the face amount of letters of credit or other similar instruments (including reimbursement obligations with respect thereto,	$

iv)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables

$

	v) Capitalized Lease Obligations	$

[4]

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for current or deferred federal, state, local or other taxes, or any current trade payables.

vi)   all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness

$

vii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed;	$

b) Minus aggregate debt of all Warehouse Financing Facilities and the DPA Obligations	$

i) Warehouse Financing Facilities	$

ii) DPA Obligations	$

c) Minus all Cash and Cash Equivalents of the Parent Guarantor and Subsidiaries	$

d) (a) through (c) equals	$

e) 7.5% of (d)	$

3) $20,000,000
4) 1 shall be greater than the greater of 2 and 3		[yes/no]
Following the Relevant Restricted Payment
1) All Cash and Cash Equivalents of the Parent Guarantor and Subsidiaries:	$

2) 7.5% of Net Interest Bearing Debt
a) Consolidated total amount of Indebtedness[5] of the Parent Guarantor:	$

(without duplication)
i) all indebtedness of such Person for borrowed money,	$

ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,	$

[5]

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for current or deferred federal, state, local or other taxes, or any current trade payables.

iii) the face amount of letters of credit or other similar instruments (including reimbursement obligations with respect thereto,	$

iv)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables

$

v) Capitalized Lease Obligations	$

vi)   all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness

$

vii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed;	$

b) Minus aggregate debt of all Warehouse Financing Facilities and the DPA Obligations	$

iii) Warehouse Financing Facilities	$

iv) DPA Obligations	$

c) Minus all Cash and Cash Equivalents of the Parent Guarantor and Subsidiaries	$

d) (a) through (c) equals	$

e) 7.5% of (d)	$

3) $20,000,000
4) 1 shall be greater than the greater of 2 and 3		[yes/no]

B. Section 4(a)(xv) – Equity Ratio:
Prior to the Relevant Restricted Payment

1) Total Equity: total shareholder equity of the Parent Guarantor and Subsidiaries	$

2) Total Assets: total consolidated assets of Parent Guarantor and subsidiaries	$

3) Ratio of 1 to 2%

Requirement per the Loan Agreement: Not less than 35%		[yes/no	]
Following the Relevant Restricted Payment

1) Total Equity: total shareholder equity of the Parent Guarantor and Subsidiaries	$

2) Total Assets: total consolidated assets of Parent Guarantor and subsidiaries	$

3) Ratio of 1 to 2%

Requirement per the Loan Agreement: Not less than 35%		[yes/no]

C.	Section 4(a)(xvi) – Debt-to-Capitalization Ratio:
Prior to the Relevant Restricted Payment
	1)	Net Interest-Bearing Debt (taken from (2)(d) above)	$
	2)	Total Capital	$

		a) Consolidated total amount of Indebtedness of the Parent Guarantor:	$

		b) Minus aggregate debt of all Warehouse Financing Facilities and the DPA Obligations	$

		c) Plus shareholders’ equity of the Parent Guarantor	$

		d) Equals	$

	3)	Ratio of 1 to 2

		Requirement per the Parent Guaranty: Not more than 65%:		[yes/no]
Following the Relevant Restricted Payment
	1)	Net Interest-Bearing Debt (taken from (2)(d) above)	$
	2)	Total Capital	$

		a) Consolidated total amount of Indebtedness of the Parent Guarantor:	$

		b) Minus aggregate debt of all Warehouse Financing Facilities and the DPA Obligations	$

		c) Plus shareholders’ equity of the Parent Guarantor	$

		d) Equals	$

	3)	Ratio of 1 to 2

		Requirement per the Parent Guaranty: Not more than 65%:		[yes/no]